Exhibit 5.1

September 13, 2007

Progressive Gaming International Corporation

920 Pilot Road

Las Vegas, NV 89119

Ladies and Gentlemen:

You have requested my opinion with respect to certain matters in connection with the filing by Progressive Gaming International Corporation, a Nevada corporation (the “Company”), of a Registration Statement on Form S-3 (the “Registration Statement”), covering the registration for resale of up to 7,203,441 shares of the Company’s Common Stock, $0.10 par value per share, on behalf of certain selling stockholders, including 6,943,333 issued and outstanding shares of Common Stock (the “Shares”) and up to 260,108 shares of Common Stock (the “Warrant Shares”) issuable upon the exercise of certain warrants held by such selling stockholders (the “Warrants”).

In connection with this opinion, I have examined the Registration Statement and related prospectus, the Warrants, the Company’s Articles of Incorporation, as amended, and Code of Bylaws, as amended, and such other documents, records, certificates, memoranda and other instruments as I deem necessary as a basis for this opinion. I have assumed the genuineness and authenticity of all documents submitted to me as originals, the conformity to originals of all documents submitted to me as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

I am admitted to practice law in the State of Nevada and I express no opinions as to matters under or involving any laws other than the laws of the State of Nevada and the federal laws of the United States.

On the basis of the foregoing, and in reliance thereon, I am of the opinion that (i) the Shares are validly issued, fully paid and nonassessable, and (ii) the Warrant Shares, when issued upon exercise of the Warrants in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

I consent to the reference to my name under the caption “Legal Matters” in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Robert B. Ziems
Robert B. Ziems
Executive Vice President and General Counsel